EXHIBIT 4.1	Filed in the office of /s/ ROSS MILLER Ross Miller Secretary of State State of Nevada	Document Number 20120813002-29 Filing Date and Time 12/03/2012 8:00 AM Entity Number E0210852010-1

CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION

FOR NEVADA PROFIT CORPORATIONS

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.	Name of corporation: SMSA Kerrville Acquisition Corp.

2.	The articles have been amended as follows: (provide articles numbers, if available)

Article I is hereby amended such that the name of the corporation is “Guwenhua International Company”.

Article III is deleted and replaced by the following: “Article III.  Capital Stock. The aggregate number of shares which the Corporation shall have authority to issue is seven hundred fifty-five million (755,000,000), consisting of two classes to be designated, respectively, ‘Common Stock’ and ‘Preferred Stock’, with all of such shares having a $.001 par value per share . The total number of shares of Common Stock that the Corporation shall have authority to issue is five million (750,000,000) shares.  The total number of shares of Preferred Stock that the Corporation shall have authority to issue is five million (5,000,000) shares. The voting powers, designations, preferences, limitations, restrictions and relative, participating, optional and other rights, and the qualifications, limitations, or restrictions thereof, of the Preferred Stock shall hereinafter be prescribed by resolution of the board of directors.”

3.
The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is:  6,015,021

4.	Effective date of filing: (optional) Date: _____________ Time: _____________

(must not be later than 90 days after the certificate is filed)

5.	Signature (required):

/s/ JONATHAN CHEN

Signature of Officer